VIACOM COMPLETES MERGER WITH PARAMOUNT

                 -- Transition Process Moving Ahead Quickly:
                     Groundwork Laid for New Ventures --

                -- Combined Company to be Called Viacom Inc.

 New York -- (Business Wire) -- July 7, 1994 -- Viacom Inc. (AMEX: VIA and VIAB) has completed the acquisition of Paramount Communications Inc. through a merger of Paramount and a wholly owned subsidiary of Viacom, it was announced today by Sumner M. Redstone, Chairman, and Frank J. Biondi, Jr., President and Chief Executive Officer of Viacom Inc.

         The merger was approved by holders of Viacom Class A Common Stock at a special meeting held here today. A total of 48,718,000 shares, or 99.8% of the Viacom shares voting on the proposal, approved the merger, representing 91.4% of the total Viacom Class A shares outstanding. Viacom previously acquired a majority of Paramount's common stock in a tender offer on March
 11, 1994.

         Paramount's stockholders approved the merger yesterday at a special meeting in Wilmington, Delaware. A total of 103,131,951 shares, or 99.5% of the outstanding Paramount shares voting on the proposal, approved the merger, representing 85% of the total Paramount shares outstanding.

 At its Annual Meeting of Stockholders, which immediately followed the Special Meeting, the Company also announced that Viacom Inc. will remain the corporate name of the combined company. Viacom's businesses will retain their brand names.

 Mr. Redstone said, "This is a momentous occasion in the history of Viacom. Almost 10 months ago we set out to change the face and destiny of our Company and, indeed, of the entertainment industry. Today we have reached that goal


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 and completed the merger of two of the greatest software-driven companies in the world: Viacom and Paramount. We have created a massive global media company whose potential is staggering and whose opportunities for rapidly escalating growth, both in its existing and new businesses, are unlimited."

 Mr. Biondi said, "During the five months since we won control of Paramount, we've been aggressive in consolidating the two companies -- in terms of the tremendous combination of assets and the richly talented group of people -- and we've laid the groundwork for the creation of many exciting new ventures. The two companies are already hard at work on a number of joint projects. The transition process is essentially behind us, and today we move forward with vast new opportunities for growth."

 As a result of the merger, each share of Paramount Common Stock will be converted into the right to receive 0.93065 of a share of Viacom Class B Common Stock, $17.50 principal amount of Viacom's 8% exchangeable subordinated debentures due 2006, 0.93065 of a contingent value right of Viacom, 0.5 of a three-year warrant to purchase one share of Viacom Class B Common Stock at $60 per share and 0.3 of a five-year warrant to purchase one share of Viacom Class B Common Stock at $70 per share.

 The members of the Board of Directors of Viacom Inc. who were elected at the meeting are: George S. Abrams, Partner of the law firm Winer & Abrams; Frank J. Biondi, Jr., President and Chief Executive Officer of Viacom; Philippe P. Dauman, Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Viacom; William C. Ferguson, Chairman of the Board and Chief Executive Officer of NYNEX; H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of Blockbuster; Ken Miller, Vice Chairman of CS First Boston Corporation; Brent D. Redstone, a Director of National Amusements, Inc.; Sumner M. Redstone, Chairman of the Board of Viacom; Frederic V. Salerno, Vice Chairman, Finance and Business Development of NYNEX; and William Schwartz, Vice President for Academic Affairs of Yeshiva University and University Professor of Law at Yeshiva University and the Cardozo School of Law.



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 The Board of Directors recommended, and the stockholders approved, the appointment of Price Waterhouse as independent auditors to serve until the Annual Meeting of Stockholders in 1995.

 Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Paramount Pictures; Paramount Television; MTV Networks (MTV, MTV Europe, MTV Latino, Nickelodeon/Nick at Nite, VH-1); Showtime Networks Inc. (Showtime, The Movie Channel, FLIX); Simon & Schuster (Prentice Hall, Macmillan, Pocket Books); Madison Square Garden (New York Knicks, New York Rangers, MSG Network); Viacom Interactive Media; five regional theme parks; movie screens in 11 countries; cable systems serving 1.1 million customers; 12 television stations; and 14 radio stations. National Amusements, Inc., a closely held corporation which owns and operates approximately 850 movie screens in the U.S. and the U.K., is the parent company of Viacom Inc.

 Contact:   Viacom Inc., New York
            Carl Folta, 212/258-6352
            Hilary Condit, 212/258-6346